Exhibit 3.21

Certificate of Amendment of the Certificate of Incorporation of

MORGEN WALKE ASSOCIATES, INC.

Under section 805 of the Business Corporation Law

960927000199 IWG-14

IT IS HEREBY CERTIFIED THAT:

(1)	The name of the corporation is MORGEN WALKE ASSOCIATES, INC.
(2)

The certificate of incorporation was filed by the department of state on the 10th day of August 1982 under the name of Park Communications, Inc., a Certificate of Amendment of Park Communications, Inc. changing the name to Morgen Walke Associates, Inc. was filed by the department of state on the 8th day of September, 1982.

(3)	The certificate of incorporation of this corporation is hereby amended to effect the following change

The name of the corporation is hereby changed to: MORGEN-WALKE ASSOCIATES, INC.

Paragraph first which contains the name of the corporation is hereby amended to read as follows:

FIRST: The name of the corporation is: MORGEN-WALKE ASSOCIATES, INC.

(4)	The amendment to the certificate of incorporation was authorized:
*	first, by unanimous written consent of all the directors.
*	and then by unanimous written consent of the holders of all the outstanding shares entitled to vote thereon.

960927000 199

IN WITNESS WHEREOF, this certificate has been subscribed this 18 day of September 1996 by the undersigned who affirm(s) that the statements made herein are true under the penalties of perjury.

Type name Capacity in which signed Signature

Lynn Morgen President /s/ Lynn Morgen

David Walke Secretary /s/ David Walke

IWG—14

Certificate of Amendment of the Certificate of Incorporation of

MORGEN WALKE ASSOCIATES, INC

under Section 805 of the Business Corporation Law

Filed By: SALAMON, GRUBER, NEWMAN, BLAYMORE

& ROTHSCHILD, P.C.

97	Powerhouse Road

Roslyn Heights, New York 11577

Attn: Michael D. Blaymore, Esq.

ICC

STATE OF NEW YORK

DEPARTMENT OF STATE

FILED SEP 27 1996

TAX $

BY:

NEW YORK

960927000 207